Exhibit 99.1

SAFETY INSURANCE GROUP, INC. ANNOUNCES FIRST QUARTER 2023 RESULTS AND DECLARES SECOND QUARTER 2023 DIVIDEND

Boston, Massachusetts, May 3, 2023. Safety Insurance Group, Inc. (NASDAQ:SAFT) (“the Company” or “Safety”) today reported first quarter 2023 results.

George M. Murphy, President and Chief Executive Officer, commented: “The first quarter results were significantly impacted by a thirty-six hour period in February when temperatures plunged below zero across the Northeast region and Boston reached a low of -10 degrees Fahrenheit, the first double digit negative temperature in the region since 1957.  This weather resulted in 783 burst pipe claims causing incurred water damage of $32.1 million, which contributed 17.0 percentage points to our combined ratio of 118.5%. In addition to this weather event, our underlying business is impacted by the increased cost of catastrophe reinsurance and continuing inflationary pressure on private passenger auto severity. Offsetting these losses is continued favorable loss reserve development. Despite the challenges in the quarter, we remain focused on the appropriate pricing of our products and anticipate continued rate increases in 2023.”

“As always, Safety is focused on the strong relationships we have with our independent agent partners and our shared customers. This focus, coupled with current market conditions resulted in double-digit growth of 13.9% in net written premium from the prior year due to the result of new business production, specifically in the private passenger auto line, improved retention, and rate increases.”

“We have also seen increases in our other revenue line items including finance service income, commission income and investment income. Specifically, investment income increased 28.9% primarily driven by our bond portfolio. We continue to manage a well-diversified investment portfolio that generates cash and income to the business.”

Net loss for the quarter ended March 31, 2023 was $12.3 million, or $0.84 per diluted share, compared to net income of $7.8 million, or $0.53 per diluted share, for the comparable 2022 period. Non-generally accepted accounting principles (“non-GAAP”) operating loss, as defined below, for the quarter ended March 31, 2023 was $0.87 per diluted share, compared to non-GAAP operating income of $0.99 per diluted share, for the comparable 2022 period.

Safety’s book value per share decreased to $54.01 at March 31, 2023 from $54.88 at December 31, 2022 resulting from the net loss and dividends paid, offset by increases in the value of our fixed maturity portfolio. Safety paid $0.90 per share in dividends to investors during the quarters ended March 31, 2023 and 2022, respectively. Safety paid $3.60 per share in dividends to investors during the year ended December 31, 2022.

Today, our Board of Directors approved and declared a $0.90 per share quarterly cash dividend on its issued and outstanding common stock, payable on June 15, 2023 to shareholders of record at the close of business on June 1, 2023.

Direct written premiums for the quarter ended March 31, 2023 increased by $28.4 million, or 15.0%, to $217.9 million from $189.5 million for the comparable 2022 period. Net written premiums for the quarter ended March 31, 2023 increased by $24.8 million, or 13.9%, to $202.9 million from $178.1 million for the comparable 2022 period. The increase in written premiums is the result of new business production, improved retention, and rate increases. Net earned premiums for the quarter ended March 31, 2023 increased by $4.6 million, or 2.5%, to $191.7 million from $187.1 million for the comparable 2022 period.

For the quarter ended March 31, 2023, loss and loss adjustment expenses incurred increased by $44.0 million, or 35.7%, to $167.2 million from $123.2 million for the comparable 2022 period. The increase in losses is due to the severe winter weather event in February, as well as current market conditions, specifically inflation.

Loss, expense, and combined ratios for the quarter ended March 31, 2023 were 87.2%, 31.3%, and 118.5%, respectively, compared to 65.8%, 32.9%, and 98.7%, respectively, for the comparable 2022 period. Total prior year favorable development included in the pre-tax results for the quarter ended March 31, 2023 was $11.5 million compared to $12.4 million for the comparable 2022 period. The decrease in the expense ratio is primarily driven by a decrease in contingent commission expenses.

Net investment income for the quarter ended March 31, 2023 increased by $3.1 million, or 28.9%, to $13.7 million from $10.6 million for the comparable 2022 period. The increase is a result of higher yields of 3.8% for the three months ended March 31, 2023 compared to 2.9% for the comparable 2022 period. Our duration was 3.8 years at March 31, 2023 and December 31, 2022 respectively.

Non-GAAP Measures

Management has included certain non-GAAP financial measures in presenting the Company’s results. Management believes that these non-GAAP measures better explain the Company’s results of operations and allow for a more complete understanding of the underlying trends in the Company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Non-GAAP operating loss and non-GAAP operating income per diluted share consist of our GAAP net income adjusted by the net realized gains on investments, change in net unrealized gains on equity securities, credit loss expense and taxes related thereto. For the quarter ended March 31, 2023, an increase of $0.8 million for the change in unrealized losses on equity investments was recognized within loss before income taxes, compared to a decrease of $13.0 million for the change in unrealized gains on equity investments in the comparable 2022 period. Net income and earnings per diluted share are the GAAP financial measures that are most directly comparable to non-GAAP operating income and non-GAAP operating income per diluted share, respectively. A reconciliation of the GAAP financial measures to these non-GAAP measures is included in the financial highlights below.

About Safety: Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, Safety Property and Casualty Insurance Company, Safety Northeast Insurance Company, and Safety Northeast Insurance Agency, Inc.  Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information: Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com. Safety filed its December 31, 2022 Form 10-K with the SEC on February 28, 2023 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to:

●	The competitive nature of our industry and the possible adverse effects of such competition;
●	Conditions for business operations and restrictive regulations in Massachusetts;
●	The possibility of losses due to claims resulting from severe weather;
●	The impact of inflation and supply chain delays on loss severity;
●	The possibility that the Commissioner of Insurance may approve future rule changes that change the operation of the residual market;
●	The possibility that existing insurance-related laws and regulations will become further restrictive in the future;
●	The impact of investment, economic and underwriting market conditions, including interest rates and inflation;
●	Our possible need for and availability of additional financing, and our dependence on strategic relationships, among others;
●	Other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2022 filed with the SEC on February 28, 2023.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	March 31,	December 31,
	2023	2022
	(Unaudited)
Assets
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: $1,132,685 and $1,152,779, allowance for expected credit losses of $1,600 and $678)	$1,048,449	$1,050,155
Short term investments, at fair value (cost: $79 and $0)	79	—
Equity securities, at fair value (cost: $236,392 and $231,444)	245,872	240,155
Other invested assets	121,318	112,850
Total investments	1,415,718	1,403,160
Cash and cash equivalents	15,316	25,300
Accounts receivable, net of allowance for expected credit losses of $1,244 and $1,446	205,560	192,542
Receivable for securities sold	1,895	877
Accrued investment income	7,716	8,212
Taxes recoverable	4,835	—
Receivable from reinsurers related to paid loss and loss adjustment expenses	11,024	12,988
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	95,900	93,394
Ceded unearned premiums	28,918	28,453
Deferred policy acquisition costs	76,919	75,582
Deferred income taxes	17,717	21,074
Equity and deposits in pools	34,008	33,648
Operating lease right-of-use-assets	22,214	23,336
Goodwill	17,093	17,093
Intangible assets	7,637	7,856
Other assets	27,328	29,054
Total assets	$1,989,798	$1,972,569

Liabilities
Loss and loss adjustment expense reserves	$570,139	$549,598
Unearned premium reserves	444,990	433,375
Accounts payable and accrued liabilities	53,252	73,875
Payable for securities purchased	—	1,359
Payable to reinsurers	9,895	11,444
Taxes payable	—	1,729
Debt	45,000	35,000
Operating lease liabilities	22,214	23,336
Other liabilities	41,383	30,854
Total liabilities	1,186,873	1,160,570

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,948,889 and 17,879,095 shares issued	179	179
Additional paid-in capital	223,304	222,049
Accumulated other comprehensive (loss) income, net of taxes	(65,283)	(80,538)
Retained earnings	789,725	815,309
Treasury stock, at cost: 3,083,364 shares	(145,000)	(145,000)
Total shareholders’ equity	802,925	811,999
Total liabilities and shareholders’ equity	$1,989,798	$1,972,569

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2023	2022

Net earned premiums	$191,735	$187,088
Net investment income	13,654	10,590
Earnings from partnership investments	2,166	2,832
Net realized gains on investments	733	4,210
Change in net unrealized gains on equity securities	770	(13,034)
Credit loss expense	(922)	—
Commission income	1,483	—
Finance and other service income	4,140	3,317
Total revenue	213,759	195,003

Losses and loss adjustment expenses	167,153	123,166
Underwriting, operating and related expenses	60,033	61,594
Other expense	1,670	—
Interest expense	210	129
Total expenses	229,066	184,889

(Loss) income before income taxes	(15,307)	10,114
Income tax (benefit) expense	(2,970)	2,276
Net (loss) income	$(12,337)	$7,838

(Loss) earnings per weighted average common share:
Basic	$(0.84)	$0.53
Diluted	$(0.84)	$0.53

Cash dividends paid per common share	$0.90	$0.90

Number of shares used in computing earnings per share:
Basic	14,682,507	14,627,898
Diluted	14,761,861	14,727,707

Reconciliation of Net (Loss) Income to Non-GAAP Operating (Loss) Income

Net (loss) income	$(12,337)	$7,838
Exclusions from net income:
Net realized gains on investments	(733)	(4,210)
Change in net unrealized (losses) gains on equity securities	(770)	13,034
Credit loss expense	922	-
Income tax expense on exclusions from net (loss) income	122	(1,853)
Non-GAAP operating (loss) income	$(12,796)	$14,809

Net (loss) income per diluted share	$(0.84)	$0.53
Exclusions from net income:
Net realized gains on investments	(0.05)	(0.29)
Change in net unrealized gains on equity securities	(0.05)	0.88
Credit loss expense	0.06	-
Income tax expense on exclusions from net income	0.01	(0.13)
Non-GAAP operating (loss) income per diluted share	$(0.87)	$0.99

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2023	2022
Written Premiums
Direct	$217,852	$189,493
Assumed	7,230	6,741
Ceded	(22,198)	(18,182)
Net written premiums	$202,884	$178,052

Earned Premiums
Direct	$205,555	$196,519
Assumed	7,913	7,754
Ceded	(21,733)	(17,185)
Net earned premiums	$191,735	$187,088